EXHIBIT 99.1

Capstone Therapeutics Will Provide an Operating Update and Announces Third Quarter 2012 Financial Results

TEMPE, Ariz., Nov. 8, 2012 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS); (the "Company"), today will hold a conference call and webcast to provide an operating update and announced financial results for the third quarter 2012.

Operating Results

We incurred a net loss in the third quarter of 2012 of $1.0 million compared to a net loss of $1.6 million in the third quarter of 2011. The decrease in the net loss for the third quarter of 2012 compared to the same period in 2011 resulted primarily from the reduction in staff in the fourth quarter of 2011 and other actions taken by the Company to wind down internal operations and move to a virtual operating model. This decrease was partially offset by costs of approximately $139,000 related to the LipimetiX Development, LLC (The Joint Venture we entered into on August 3, 2012, and whose results are included in our consolidated financial statements), transaction and the operating expenses of LipimetiX Development, LLC of $457,000 (net of intercompany transactions) for the three months ended September 30, 2012.

We incurred a net loss in the first nine months of 2012 of $2.6 million compared to a net loss of $7.0 million in the first nine months of 2011. The decrease in the net loss for the first nine months of 2012 compared to the same period in 2011 resulted primarily from the reduction in staff in the fourth quarter of 2011 and other actions taken by the Company to wind down internal operations and move to a virtual operating model. This decrease was partially offset by costs of approximately $139,000 related to the LipimetiX Development, LLC transaction and the operating expenses of LipimetiX Development, LLC of $457,000 (net of intercompany transactions) for the three months ended September 30, 2012.

On August 3, 2012, we contributed $6.0 million to the LipimetiX Development, LLC joint venture. For the nine month period ended September 30, 2012, we used $2.4 million of cash, of which $1.0 million was used by LipimetiX Development, LLC. At September 30, 2012, we had cash and cash equivalents of $11.4 million, of which $5.0 million is held in, and reserved for use by, LipimetiX Development, LLC and unavailable for general use by the Company.

Conference Call Information

Management will hold a conference call and webcast on Thursday, November 8, 2012 at 4:30 pm EST. The call may be accessed at 877-303-2908 (U.S.), 408-427-3860 (outside U.S.); accompanying slides may be viewed by logging onto the Investors section of the Company's website, www.capstonethx.com. A replay will be available beginning November 8, 2012 at 7:30 pm EST until midnight November 11, 2012 and may be accessed at 855-859-2056 (U.S.) or 404-537-3406 (outside U.S.) with conference ID 64738857.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of two product platforms: AZX100 and ApoE Mimetic Peptide Molecule AEM-28 and its analogs (through the LipimetiX Development, LLC joint venture).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis. AZX100 has been evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary and peridural fibrosis.

Apolipoprotein E (Apo E) is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E binding domain that is removed by heparin sulfate receptors in the liver. AEM-28 as an Apo E mimetic has the potential to restore the ability of atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk. This is an important mechanism of action for AEM-28. For patients that lack LDL receptors (Homozygous Familial Hypercholesterolemia, HoFH), have Severe Refractory Hypercholesterolemia, or have acute coronary syndrome, AEM-28 may provide a therapeutic solution.

Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

The Capstone Therapeutics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5429

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2011, and other documents we file with the U.S. Securities and Exchange Commission

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September, 30	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents, $4,976 reserved at September 30, 2012	$ 11,355	$ 13,778
Other current assets	330	758
Total current assets	11,685	14,536

Patent license rights, net	1,019	--
Furniture and equipment, net	28	160
Total assets	$ 12,732	$ 14,696

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$ 209	$ 77
Accrued compensation	1	13
Other accrued liabilities	4	29
Total current liabilities	214	119

Equity
Capstone Therapeutics Corp. Stockholders' Equity
Common Stock $.0005 par value;	20	20
100,000,000 shares authorized; 40,885,411 shares in 2012
and 40,775,411shares in 2011 issued and outstanding
Additional paid-in capital	189,178	189,074
Accumulated deficit ($149,395 at September 30, 2012 and
$146,755 at December 31, 2011, accumulated during
development stage period)	(177,157)	(174,517)
Total Capstone Therapeutics Corp. stockholders' equity	12,041	14,577
Noncontrolling interest	477	--
Total equity	12,518	14,577

Total liabilities and equity	$ 12,732	$ 14,696

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

					As a Development
	Three months ended September 30,		Nine months ended September 30,		Stage Company
					August 5, 2004 -
	2012	2011	2012	2011	September 30, 2012

OPERATING EXPENSES
General and administrative	$ 480	$ 391	$ 1,297	$ 2,354	$ 31,019
Research and development	667	1,226	1,626	4,684	101,675
Purchased in-process research and development	--	--	--	--	34,311
Other	--	--	--	--	(375)
Total operating expenses	1,147	1,617	2,923	7,038	166,630

Interest and other income, net	(5)	(2)	(93)	(16)	(13,851)
Loss from continuing operations before taxes	1,142	1,615	2,830	7,022	152,779
Income tax benefit		--	--	--	(1,355)
Loss from continuing operations	1,142	1,615	2,830	7,022	151,424
Discontinued operations - net gain on sale of the bone device business, net of taxes of $267	--	--	--	--	(2,202)
Net Loss	1,142	1,615	2,830	7,022	149,222

Less: Net Loss attributable to the noncontrolling interest	(191)	--	(191)	--	(191)
Net Loss attributable to Capstone Therapeutics Corp. stockholders	$ 951	$ 1,615	$ 2,639	$ 7,022	$ 149,031
Per Share Information:
Net loss, basic and diluted, attributable to Capstone Therapeutics Corp. stockholders	$ 0.02	$ 0.04	$ 0.06	$ 0.17
Basic and diluted shares outstanding	40,885	40,775	40,879	40,775
CONTACT: Investor Relations
         (602) 286-5250
         investorinquiries@capstonethx.com